Exhibit 99.2

Contact:	John B. Williamson, III
Chairman
Telephone:	(540) 777-3810
FOR IMMEDIATE RELEASE

RGC RESOURCES HOLDS
ANNUAL SHAREHOLDERS MEETING

ROANOKE, Va. (February 4, 2014)-RGC Resources, Inc. (NASDAQ: RGCO) announces election of Directors at its shareholders meeting held on February 3, 2014. Shareholders approved the election of Nancy Howell Agee, President and CEO, Carilion Clinic, J. Allen Layman, private investor, and Raymond D. Smoot, Jr., Senior Fellow, Virginia Tech Foundation, Inc. Shareholders also ratified the appointment of Brown Edwards and Company L.L.P. as auditors for 2014.
At a meeting of the Board of Directors, following the annual shareholders meeting, John B. Williamson, III was elected Chairman of the Board and John S. D’Orazio was elected Director, President and CEO of RGC Resources, Inc. The Board of Directors also elected the following RGC Resources, Inc. senior officers: Dale P. Lee, Vice President and Secretary of RGC Resources, Inc., Paul W. Nester, Vice President, Treasurer and CFO of RGC Resources, Inc., and Robert L. Wells, II, Vice President, Information Technology of RGC Resources, Inc.
RGC Resources, Inc. provides energy and related products and services to approximately 58,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company, Diversified Energy Company, and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
RGC Resources, Inc. stock is traded on the Nasdaq National Market with the trading symbol RGCO.